Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ACUITY BRANDS, INC.
Acuity Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 26, 2007, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 26, 2007, a Certificate of Amendment filed with the Secretary of State of the State of Delaware on January 6, 2017, and a Certificate of Amendment filed with the Secretary of State of the State of Delaware on January 7, 2021 (as so amended, the “Certificate of Incorporation”).
2.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.Article X of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

To the fullest extent permitted by the Delaware General Corporation Law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, in the case of directors only, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 25th day of January, 2024.

ACUITY BRANDS, INC.

By:	/s/ Barry R. Goldman
Name:	Barry R. Goldman
Title:	Senior Vice President and General Counsel